For period ending   March 31, 2007  Exhibit 77(a) and (c)

File number 811-02319

Item 77C(a) and (c): Registrant incorporates by reference Registrant's Proxy Statement dated November 16, 2006, filed November 15, 2006 (Accession No. 0001209286-06-000276).

For period ending   March 31, 2007  Exhibit 77(c)

File number 811-02319

Item 77(c): Submission of Matters to a Vote of Security Holders:

On December 8, 2006, the shareholders of Fort Dearborn Income Securities, Inc. elected board members at an annual meeting of shareholders. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action regarding the election of directors since there were no solicitations in opposition to the registrants nominees and all of the nominees were elected.